June 21, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Debut Broadcasting Corporation, Inc., whose name was changed from California News Tech, (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Debut Broadcasting Corporation, Inc. dated June 21, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Jewell & Langsdale
Jewell & Langsdale